Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 27, 2016 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the second quarter ended June 30, 2016.

Highlights for the quarter included the following:

•	Total revenue of $158.8 million, a decrease of 9.5% compared with the second quarter of 2015.
•	Freight revenue of $144.4 million (excludes revenue from fuel surcharges), a decrease of 5.1% compared with the second quarter of 2015.
•
Operating income of $7.3 million and an operating ratio of 94.9%, compared with operating income of $18.8 million and an operating ratio of 87.7% in the second quarter of 2015. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

•	Net income of $3.6 million, or $0.20 per diluted share, compared with net income of $11.0 million, or $0.60 per diluted share in the second quarter of 2015.
•
Operating income and earnings per share for the second quarter of 2015 included a favorable impact totaling approximately $3.5 million pretax (or $0.12 per diluted share) of previously expensed casualty insurance premium for our commutation of the April 1, 2013 through September 30, 2014 policy period for our primary auto liability insurance policy.

Chairman, and Chief Executive Officer, David R. Parker, made the following comments:  “The quarter was characterized by a challenging freight market as well as specific items that impacted our results.  From a freight market perspective, demand was lackluster for the quarter.  Capacity was plentiful industry-wide, and a segment of the shipping community became more rate conscious, which pressured our average freight revenue per mile as well as our volumes where we were not willing to match some of the rates quoted by competitors.  There are still some positives taking into consideration the weak market.  Average freight revenue per loaded mile improved approximately 0.9 cents per mile, which is lower than our recent level of increases, but still positive given the environment. Although requiring some investment in the second quarter, we have substantially completed the onboarding of two significant new dedicated customers. Our number of team-driven tractors increased, which should position us well if we execute on our peak season plans.  And, our insurance and claims expense was down for the quarter due to solid safety experience.  On the other hand, we were challenged to keep as many tractors seated, which resulted in lower average revenue per tractor per week, and deterioration in our Southern Refrigerated Transport ("SRT") subsidiary's performance was greater than expected.

“Compared with the second quarter of 2015, operating income differed by $11.5 million.  Specific items affecting operating income included:  (1) a $3.5 million benefit in the 2015 quarter from commutation of insurance policy that was not present in the 2016 quarter, (2) a $1.5 million increase in loss on diesel fuel hedging contracts, and (3) a $2.1 million year-over-year increase in depreciation expense, primarily as a result of reducing the projected residual values on certain tractors given the soft used truck market. The remainder of the difference is primarily attributable to a 3.2% decrease in average revenue per tractor per week, which more than offset improved performance from our growing Solutions non-asset based brokerage business.

“SRT experienced a second consecutive quarter of operating at a loss. Turning around SRT’s performance continues to be one of our most important objectives. To assist with this, we have engaged one of our directors, Herb Schmidt, as a consultant to work directly with SRT’s Texarkana leadership personnel on a routine basis over the second half of 2016. Mr. Schmidt, who previously served as CEO of Conway Truckload and Contract Freighters, Inc., has a broad mandate to assist SRT's management in improving SRT's performance.  Mr. Schmidt will also remain a director of CTG.  The turnaround of SRT is expected to take several quarters and should not be considered a near-term project.”

Management Discussion—Asset-Based Truckload Operations
Mr. Parker continued:  “For the quarter, total revenue in our asset-based operations decreased to $144.7 million, a decrease of $18.1 million compared with the second quarter of 2015.  This decrease consisted of a $9.2 million reduction of freight revenue, along with lower fuel surcharge revenue of $8.9 million. The $9.2 million decrease in freight revenue related to a 111 truck (or 4.1%) decrease in our average tractor fleet and a 3.2% decrease in average freight revenue per tractor, partially offset by a $0.6 million increase of freight revenue contributed from our refrigerated intermodal service offering. Team-driven trucks increased to an average of 1,007 teams in the second quarter of 2016, an increase of approximately 5.9% over the average of 951 teams in the second quarter of 2015.

“Average freight revenue per tractor per week decreased to $3,761 during the 2016 quarter from $3,886 during the 2015 quarter.  Average freight revenue per loaded mile increased by only 0.9 cents per mile (or 0.5%) compared to the 2015 quarter.  This increase was partially offset by a 40 basis point increase in empty miles percentage (miles for which we do not receive freight revenue or fuel surcharge revenue).  In addition, average miles per tractor decreased by 3.3%. The main factors impacting the decreased utilization were a weaker overall freight environment and lower seated truck percentage, partially offset by a 370 basis point increase in the percentage of our fleet comprised of team-driven trucks. On average, approximately 6.2% of our fleet lacked drivers during the 2016 quarter compared with approximately 4.0% during the 2015 quarter.

“Salaries, wages and related expenses increased approximately 1.2 cents per mile due to a higher percentage of our fleet comprised of team-driven tractors, and employee pay adjustments since the second quarter of 2015.

“Net fuel expense increased by approximately 3.5 cents per total mile to 14.4 cents per total mile in the 2016 quarter. Losses from fuel hedging transactions were $4.1 million in the 2016 quarter compared with losses of $2.5 million in the 2015 quarter. In addition, our fuel surcharge recovery was less effective during the 2016 quarter.  These headwind items were partially offset by improved fuel pricing and improved fuel economy of our tractors. Ultra low sulfur diesel prices as measured by the Department of Energy averaged approximately $0.54/gallon lower in the second quarter of 2016 compared with the 2015 quarter.  We expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in favorable or unfavorable results in any given quarter.

“Capital costs (combined depreciation and amortization, revenue equipment rentals, building rent, and interest expense) increased by approximately $1.1 million. The main factor was the decline in the projected residual values for used tractors.  In addition, depreciation expense increased to reflect higher prices for new tractors and lower prices for used tractors as we continued to replace older tractors with new, more fuel efficient equipment that also offers dependability, lower operating costs, improved safety technology, and improved driver satisfaction.

“Insurance and claims improved to 8.5 cents per mile in the second quarter of 2016 versus 9.1 cents per mile in the second quarter of 2015, excluding the $3.5 million favorable impact from the prior year quarter’s insurance commutation. Our rate of chargeable accidents per million miles, as measured by the U.S. Department of Transportation, was the third best for a second quarter since we started recording that data in 2001. The performance of our driving, safety, and fleet management personnel, as well as additional investments in safety technology, and favorable claims experience, contributed to the cost improvement in this area."

Management Discussion—Non-Asset Based Brokerage and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based logistics subsidiary:  “For the quarter, Solutions’ total revenue increased 11.7%, to $14.1 million from $12.7 million in the same quarter of 2015. Operating income was approximately $1.5 million for an operating ratio of 89.5%, compared with operating income of approximately $0.6 million and an operating ratio of 95.4% in the second quarter of 2015. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $1.2 million of pre-tax income in the quarter compared with $1.3 million in the second quarter of 2015.”

Cash Flow, Liquidity and Capitalization
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “At June 30, 2016, we had approximately $54.9 million of borrowing availability under our revolving line of credit. At June 30, 2016, our total balance sheet debt and capital lease obligations, net of cash, were $197.8 million, and our stockholders’ equity was $219.8 million, for a ratio of net debt to total balance sheet capitalization of 47.4%.  At June 30, 2016, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $19.9 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2015, the Company's balance sheet debt and capital lease obligations, net of cash, decreased by $47.7 million, while the present value of financing provided by operating leases increased by approximately $1.3 million.

“In the first half of 2016, we took delivery of approximately 500 new company tractors and disposed of approximately 681 used tractors (including the 365 tractors that had been recorded as Assets held for sale at December 31, 2015). Our current tractor fleet plan for full-year 2016 includes the delivery of approximately 650 new company tractors, and the disposal of approximately 1,050 used tractors (including 365 tractors that had been recorded as Assets held for sale at December 31, 2015). For the year, the average size of our tractor fleet is expected to be approximately 3% to 6% below the average for 2015. With a relatively young average company tractor fleet age of 1.7 years at June 30, 2016, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.”

Outlook
Mr. Cribbs continued: “For the second half of the year, our focus will be on laying the groundwork to improve the performance of SRT, gaining commitments for the peak season from our key customers, and increasing the percentage of our trucks with drivers.  Due to these large moving items, we are not affording earnings guidance for the second half of 2016. However, we do not expect the second half of 2016 to be as profitable as the second half of 2015.  In this environment, we intend to manage down the size of our fleet, increase freight revenue per tractor, and intensely manage our costs and capital deployed."

Accounting Note
Due to the early adoption of ASU 2016-09 “Improvements to Employee Share-Based Payment Accounting”, the Company recorded approximately $0.6 million (or $0.03 per diluted share) of additional income tax benefit to the first quarter of 2016, resulting in recognized diluted earnings per share of $0.24/share, compared with the $0.21/share we reported on April 27, 2016.

Conference Call Information
The Company will host a live conference call tomorrow, July 28, 2016, at 11:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG2.  An audio replay will be available for one week following the call at 877-919-4059, access code 68640240. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to freight demand, trucking capacity, fuel hedges, equipment purchases and disposals, average fleet size, the value of leased equipment, and the statements under “Outlook” are forward-looking statements. Such items have not been subjected to all the review and audit procedures associated with the release of actual financial results.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during our peak business during the fourth quarter, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time (including with respect to the adverse judgment on the 2008 cargo claim announced in the third quarter of 2014), adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer                                                         (423) 463-3331
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                     (423) 463-3357
Kimberly.Perry@ctgcompanies.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended June 30,			Six Months Ended June 30,
($000s, except per share data)	2016	2015	% Change	2016	2015	% Change
Freight revenue	$144,436	$152,146	-5.1%	$289,115	$295,480	-2.2%
Fuel surcharge revenue	14,396	23,305		26,058	47,186
Total revenue	$158,832	$175,451		$315,173	$342,666

Operating expenses:
Salaries, wages, and related expenses	55,940	59,131		113,694	117,384
Fuel expense	25,720	32,511		49,554	64,405
Operations and maintenance	11,707	12,140		22,868	22,937
Revenue equipment rentals and
purchased transportation	27,378	25,957		52,477	49,166
Operating taxes and licenses	2,881	2,622		5,589	5,283
Insurance and claims	6,726	4,276		13,622	15,045
Communications and utilities	1,465	1,493		2,942	3,020
General supplies and expenses	3,680	4,252		6,788	7,933
Depreciation and amortization, including gains and
losses on disposition of property and equipment	16,019	14,295		32,904	28,677
Total operating expenses	151,516	156,677		300,438	313,850
Operating income	7,316	18,774		14,735	28,816
Other (income) expenses:
Interest expense	1,955	1,717		4,251	3,920
Interest income	-	-		-	-
Other	-	-		-	-
Other expenses, net	1,955	1,717		4,251	3,920
Equity in income of affiliate	1,150	1,335		2,000	2,720
Income before income taxes	6,511	18,392		12,484	27,616
Income tax expense	2,879	7,391		4,500	6,388
Net income	$3,632	$11,001		$7,984	$21,228

Basic earnings per share	$0.20	$0.60		$0.44	$1.17
Diluted earnings per share	$0.20	$0.60		$0.44	$1.16
Basic weighted average shares outstanding (000s)	18,189	18,261		18,168	18,204
Diluted weighted average shares outstanding (000s)	18,275	18,413		18,244	18,361

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$130,302	$139,495	-6.6%	$261,394	$272,862	-4.2%
Covenant Transport Solutions non-asset based revenues	14,134	12,651	11.7%	27,721	22,618	22.6%
Freight revenue	$144,436	$152,146	-5.1%	$289,115	$295,480	-2.2%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.797	$1.788	0.5%	$1.805	$1.775	1.7%
Average freight revenue per total mile	$1.612	$1.611	0.1%	$1.612	$1.599	0.8%
Average freight revenue per tractor per week	$3,761	$3,886	-3.2%	$3,741	$3,815	-1.9%
Average miles per tractor per period	30,325	31,368	-3.3%	60,347	61,704	-2.2%
Weighted avg. tractors for period	2,584	2,695	-4.1%	2,606	2,701	-3.5%
Tractors at end of period	2,589	2,698	-4.0%	2,589	2,698	-4.0%
Trailers at end of period	6,793	6,667	1.9%	6,793	6,667	1.9%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	6/30/2016	12/31/2015
Total assets	$587,679	$647,423
Total stockholders' equity	$219,787	$202,160
Total balance sheet debt, net of cash	$197,804	$245,540
Net Debt to Capitalization Ratio	47.4%	54.8%
Tangible book value per basic share	$12.07	$11.15

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